Exhibit 15.7

LETTER OF CONSENT

We hereby consent to the reference to each of our studies listed below, which we prepared for Plaza Centers N.V. (the “Company”), in the Annual Report on Form 20-F/A of Elbit Imaging Ltd. for the year ended December 31, 2007 and to the incorporation by reference of such Annual Report in the Registration Statements on Form S-8 (Registration No. 333-117509, No. 333-130852, No. 333-136684 and No. 333-152820) filed by Elbit Imaging Ltd.:

—	Valuation of options granted in October 2006 under the Company’s 2006 Employee Stock Option Plan (“ESOP 2006”), dated February 2007;

—	Valuation of options granted in March 21, 2007 under the framework of ESOP 2006, dated June 2007;

—	Valuation report in respect of options granted in May 29, 2007 under the framework of ESOP 2006 dated June 2007;

—	Valuation report in respect of options granted in August 30, 2007 under the framework of ESOP 2006, dated October 2007;

—	Valuation report in respect of options granted in November 25, 2007 under the framework of ESOP 2006 , dated February 2008;

—	Valuation report in respect of options repriced in November 1, 2007 under the framework of ESOP 2006 , dated November 2007;

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed with the Annual Report under the provisions of the Securities Act of 1933, as amended.

Very truly yours,
/s/ BDO Ziv Haft Consulting & Management Ltd.

November 17, 2008
Tel Aviv, Israel